Exhibit 99.14

Press Release

INTERPOOL SELECTS FORMER GE CAPITAL EXECUTIVE TO BECOME CHIEF FINANCIAL OFFICER

James Walsh To Be Appointed Interpool's CFO Effective On or Before April 1, 2004 Work on Financial Restatement Nearing Completion

PRINCETON, NJ, December 2, 2003 - Interpool, Inc. (NYSE: IPX) today announced that James F. Walsh, a former executive of GE Capital who recently was President and Chief Financial Officer of C-S Aviation Services, will become Interpool's Chief Financial Officer, effective on or before April 1, 2004. In the interim, Mr. Walsh has been appointed Executive Vice President, Finance, for Interpool, a leading supplier of equipment and services to the transportation industry.

Until Mr. Walsh's appointment as CFO becomes effective, Richard Gross will continue to serve as Interpool's interim CFO, with responsibility for the restatement of the Company's financial statements for the years ended December 31, 2000 and 2001 and its financial statements for the year ended December 31, 2002. As previously announced, Mr. Gross will become chief operating officer for Interpool's international container division once Mr. Walsh assumes his duties as CFO.

Martin Tuchman, Chairman and Chief Executive Officer, said, "We are very pleased to have Jim join our management team. He is an experienced leasing executive with outstanding financial credentials, especially in lease accounting, and he clearly meets all of the requirements for the job of Interpool's CFO."

Mr. Walsh, 54, has extensive experience in leasing and financial services, and has served in a variety of financial management positions with increasing responsibility over the course of his career. He began his career with General Electric's Financial Management Program and also served as CFO for GE Capital's Polaris Aircraft Leasing Corporation and its successor, GE Capital Aviation Services, for more than eight years. While with Polaris, Mr. Walsh was responsible for public reporting and related compliance for five public income funds managed by Polaris.

Mr. Walsh joined C-S Aviation Services as CFO in 1998 and served as its President and CFO from 2000 to 2003. In that capacity, he was responsible for all strategic, operational, and financial aspects for this aviation investment management company. Mr. Walsh has an economics degree from Rutgers University and a Masters of Business Administration from the University of Bridgeport.

Separately, Interpool provided an update on the status of the audit of its financial statements to be included in its Form 10-K report for 2002. As previously announced, the filing of Interpool's 2002 Form 10-K with the Securities and Exchange Commission (SEC) has been delayed since March because Interpool has been engaged in a restatement of past financial statements to correct the accounting treatment for certain transactions. Complete financial statements, including footnotes, for these periods are not currently available. However, on November 6, 2003, Interpool released preliminary unaudited restated financial results for 2000 and 2001 and preliminary unaudited financial results for 2002 and the first quarter of 2003.

Interpool noted that, as previously stated, the changes to its reported 2001 financial information resulting from its restatement are still expected to amount to less than a 2% change in its originally reported stockholders' equity as of December 31, 2001. The Company's 2002 Form 10-K will contain complete information about Interpool's financial results for the years ended December 31, 2000, 2001 and 2002, including a description of the changes to Interpool's previous financial statements resulting from the restatement, recommendations made by special counsel to Interpool's audit committee based upon the internal inquiry conducted by such special counsel, changes made by Interpool in its internal procedures and controls, and the other steps being taken by Interpool to implement the special counsel's recommendations.

Interpool stated that it is now in the process of completing the preparation of its 2000, 2001 and 2002 financial statements (including financial statement footnotes) and its Form 10-K for 2002. At the same time, Interpool's auditors, KPMG LLP, are in the process of completing their audits of the Company's restated 2000 and 2001 financial statements and the Company's 2002 financial statements. The Company hopes to complete and file its 2002 Form 10-K with the SEC prior to December 31, 2003. As previously announced, Interpool received all necessary waivers from its financial institutions relating to the late filing of its 2002 Form 10-K. Substantially all of these waivers allow the 2002 Form 10-K to be filed with the SEC on or before January 9, 2004.

Interpool is one of the world's leading suppliers of equipment and services to the transportation industry. It is the world's largest lessor of intermodal container chassis and a world-leading lessor of cargo containers used in international trade.

This Press Release contains certain forward-looking statements regarding future circumstances. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including in particular the risks and uncertainties described in the company's SEC filings. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof.

Contact: Interpool, Inc.

Richard W. Gross
(609) 452-8900
www.interpool.com